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                                                                    EX-99.B(d.1)

                              ADVISORY AGREEMENT

     AGREEMENT made as of the  th day of      ,2001 between Barclays Global Fund
Advisors, a corporation organized under the laws of the State of California (the "Advisor"), and iShares, Inc., a Maryland corporation (the "Company").

     WHEREAS, the Advisor is engaged principally in the business of rendering investment management services and is registered as an investment advisor under the Investment Advisers Act of 1940, as amended; and

     WHEREAS, the Company engages in the business of an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Company is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

     WHEREAS, the Company intends to offer shares representing interests in each of the separate portfolios identified on Schedule A hereto (each, a "Fund"); and

     WHEREAS, the Company desires to appoint the Advisor to serve as the investment advisor with respect to each Fund; and

     WHEREAS, the Company may, from time to time, offer shares representing interests in one or more additional portfolios (each, an "Additional Fund"); and

     WHEREAS, the Company may desire to appoint the Advisor as the investment advisor with respect to one or more Additional Fund;

     NOW THEREFORE, the parties hereto hereby agree as follows:

1.   APPOINTMENT OF ADVISOR

     a. Fund. The Company hereby appoints the Advisor to act as investment advisor for the Fund listed on Schedule A for the period and on the terms herein set forth. The Advisor accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

     b. Additional Fund. In the event the Company desires to retain the Advisor to render investment advisory services hereunder with respect to any Additional Fund, it shall so notify the Advisor in writing, indicating the advisory fee to be payable with respect to the Additional Fund. If the Advisor is willing to render such services for such fee and on the terms provided for herein, it shall so notify the Company in writing, whereupon such Additional Fund shall become a Fund hereunder.

2.   DUTIES OF THE ADVISOR

     The Advisor shall be responsible for the general management of the Company's affairs. The Advisor, at its own expense (subject to the overall supervision and review of the Board of Directors of the Company), shall (i) furnish continuously an investment program for each Fund in compliance with that Fund's investment objective and policies, as set forth in the then-current prospectus and statement of additional information for such Fund contained in the Company's Registration Statement on Form N-1A, as such prospectus and statement of additional information is amended or supplemented from time to time, (ii) determine what investments shall be purchased,
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     held, sold or exchanged for each Fund and what portion, if any, of the assets of each Fund shall be held uninvested, (iii) make changes on behalf of the Company in the investments for each Fund and (iv) provide the Company with records concerning the Advisor's activities that the Company is required to maintain and render reports to the Company's officers and Board of Directors concerning the Advisor's discharge of the foregoing responsibilities. The Advisor shall furnish to the Company all office facilities, equipment, services and executive and administrative personnel necessary for managing the investment program of the Company for each Fund.

3.   ALLOCATION OF EXPENSES

     Subject to Section 4 below, the Company shall be responsible for and pay all expenses for Company operations and activities.

4.   ADVISORY FEE

     For the services to be provided by the Advisor hereunder with respect to each Fund, the Company shall pay to the Advisor an annual gross investment advisory fee equal to the amount set forth on Schedule A attached hereto. The Advisor agrees to pay all expenses incurred by the Company except for
     (i) expenses of the Fund incurred in connection with the execution of portfolio securities transactions on behalf of such Fund, (ii) expenses incurred in connection with any distribution plan adopted by the Company in compliance with Rule 12b-1 under the 1940 Act, (iii) litigation expenses,
     (iv) taxes (including, but not limited to, income, excise, transfer and withholding taxes), (v) any cost or expense that a majority of the Directors of the Company who are not "interested persons" (as defined in the 1940 Act) deems to be an extraordinary expense and (vi) the advisory fee payable to the Advisor hereunder.

     Schedule A shall be amended from time to time to reflect the addition and/or termination of any Fund as a Fund hereunder and to reflect any change in the advisory fees payable with respect to any Fund duly approved in accordance with Section 7(b) hereunder. All fees payable hereunder shall be accrued daily and paid as soon as practicable after the last day of each calendar quarter.

     In the case of commencement or termination of this Agreement with respect to any Fund during any calendar quarter, the fee with respect to such Fund for that quarter shall be reduced proportionately based upon the number of calendar days during which it is in effect, and the fee shall be computed upon the average daily net assets of such Fund for the days during which it is in effect.

5.   PORTFOLIO TRANSACTIONS

     In connection with the management of the investment and reinvestment of the assets of the Company, the Advisor, acting by its own officers, directors or employees, is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Company. In executing portfolio transactions and selecting brokers or dealers, if any, the Advisor will use its best efforts to seek on behalf of a Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Advisor shall consider all factors it deems relevant, including the breadth of the market in and the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any (for the specific transaction and on a continuing basis). In evaluating the best overall terms available, and in selecting the broker or dealer, if any, to execute a particular transaction, the Advisor may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the 1934
     Act) provided to any Fund of the Company. The Advisor may pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Advisor determines in good faith that such
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     commission was reasonable in relation to the value of the brokerage and research services provided. The Company acknowledges that any such research may be useful to the Advisor in connection with other accounts managed by it.

6.   LIABILITY OF ADVISOR

     Neither the Advisor nor its officers, directors, employees, agents or controlling persons or assigns shall be liable for any error of judgment or mistake of law or for any loss suffered by the Company or its shareholders in connection with the matters to which this Agreement relates; provided, however, that no provision of this Agreement shall be deemed to protect the Advisor against any liability to the Company or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement.

7.   DURATION AND TERMINATION OF THIS AGREEMENT

     a. Duration. This Agreement shall become effective with respect to each Fund on the date hereof and, with respect to any Additional Fund, on the date specified in the written notice received by the Company from the Advisor in accordance with paragraph 1(b) hereof that the Advisor is willing to serve as Advisor with respect to such Fund. Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof with respect to each Fund and, with respect to each Additional Fund, for two years from the date on which such Fund becomes a fund hereunder. Subsequent to such initial periods of effectiveness, this Agreement shall continue in full force and effect for periods of one year thereafter with respect to each Fund so long as such continuance with respect to such Fund is approved at least annually (i) by either the Directors of the Company or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Fund, and (ii), in either event, by the vote of a majority of the Directors of the Company who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

     b. Amendment. Any amendment to this Agreement shall become effective with respect to a Fund upon approval of the Advisor and of a majority of Directors who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting such approval and a majority of the outstanding voting securities (as defined in the 1940 Act) of that Fund.

     c. Termination. This Agreement may be terminated with respect to any Fund at any time, without payment of any penalty, by vote of the Directors or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of that Fund, or by the Advisor, in each case on sixty (60) days' prior written notice to the other party; provided, that a shorter notice period shall be permitted for a Fund in the event its shares are no longer listed on a national securities exchange.

     d. Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its "assignment" (as defined in the 1940 Act).

     e. Approval, Amendment or Termination by a Fund. Any approval, amendment or termination of this Agreement by the holders of a "majority of the outstanding voting securities" (as defined in the 1940 Act) of any Fund shall be effective to continue, amend or terminate this Agreement with respect to any such Fund notwithstanding (i) that such action has not been approved by the holders of a majority of the outstanding voting securities of any other Fund affected thereby, and (ii) that such action has not been
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          approved by the vote of a majority of the outstanding voting securities of the Company, unless such action shall be required by any applicable law or otherwise.

8.   SERVICES NOT EXCLUSIVE

     The services of the Advisor to the Company hereunder are not to be deemed exclusive, and the Advisor shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

9.   MISCELLANEOUS

     a. "iShares" Name. The Company shall, at the request of the Advisor, stop all use of the "iShares" name in the event that the Advisor or its affiliates is no longer the Company's investment advisor.

     b. Notice. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for the receipt of such notices.

     c. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

     d. Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of New York.

     e. Execution by Counterpart. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.



                                   iSHARES, INC.


                                        By: _____________________________
                                              Name:
                                              Title:


                                   BARCLAYS GLOBAL FUND ADVISORS


                                        By:_____________________________
                                              Name:
                                              Title:
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                                   Schedule A

Advisory Fee *for the Category I Funds:
0.59% per annum of the aggregate net assets of the Category I Funds less than or equal to $7.0 billion plus 0.54% per annum of the aggregate net assets of the Category I Funds between $7.0 billion and $11.0 billion plus 0.49% per annum of the aggregate net assets of the Category I Funds in excess of $11.0 billion

Category I Funds:

iShares MSCI Australia Index Fund
iShares MSCI Austria Index Fund
iShares MSCI Belgium Index Fund
iShares MSCI Canada Index Fund
iShares MSCI EMU Index Fund
iShares MSCI France Index Fund
iShares MSCI Germany Index Fund
iShares MSCI Hong Kong Index Fund
iShares MSCI Italy Index Fund
iShares MSCI Japan Index Fund
iShares MSCI Malaysia Index Fund
iShares MSCI Mexico (Free) Index Fund
iShares MSCI Netherlands Index Fund
iShares MSCI Singapore (Free) Index Fund iShares MSCI Spain Index Fund iShares MSCI Sweden Index Fund iShares MSCI Switzerland Index Fund iShares MSCI United Kingdom Index Fund iShares MSCI USA Index Fund

Advisory Fee for Category II Funds:
0.74% per annum of the aggregate net assets of the Category II Funds less than or equal to $2 billion plus 0.69% per annum of the aggregate net assets of the Category II Funds between $2 billion and $4 billion plus 0.64% per annum of the aggregate net assets of the Category II Funds greater than $4 billion

Category II Funds:
iShares MSCI Brazil Index Fund
iShares MSCI Greece Index Fund
iShares MSCI Indonesia Index Fund
iShares MSCI Korea Index Fund
iShares MSCI Portugal Index Fund
iShares MSCI South Africa Index Fund
iShares MSCI Thailand Index Fund
iShares MSCI Taiwan Index Fund
iShares MSCI Turkey Index Fund

Advisory Fee for Category III Funds:
0.05% per annum of the aggregate net assets of the Category III Funds

Category III Funds

iShares MSCI Pacific Ex-Japan Index Fund